ULTRAPETROL (BAHAMAS) LIMITED


                 STATEMENT OF RATIO OF EARNING TO FIXED CHARGES



 (dollars in thousands)

                                                          Year Ended December 31,

                                         2001        2002           2003           2004           2005
                                         ----        ----           ----           ----           ----
Consolidated income (loss) before
Income tax and minority interest         $2,805    $  (-13,571)    $ (-10,000)          (406)    $ 25,151
Investment in affiliates                    692             45        (-3,140)        15,566(1)       497
Interest expense                         17,113         16,178         15,622(1)         568       18,104
Amortization of debt issue costs            585            585            585         22,649        1,037
                                      -----------------------------------------------------------------------
         Earnings                        21,195          3,237          3,067                      44,789
                                      =======================================================================
                                                                                   (1)15,566       18,104
Interest expenses                        17,113         16,178      (1)15,622            568        1,037
Amortization of debt issue costs            585            585            585         16,134          ZZZ
                                      -----------------------------------------------------------------------
        Fixed Charges                    17,692         16,763         16,207            1.4       19,141
                                      =======================================================================
  Ratio of Earnings to Fixed Charges        1.2              - (2)          - (2)        1.4          2.3


(1) The interest expenses amounts presented in this exhibit do not include the Financial gain (loss) on extinguishments of debt amounting $ 1,782 and $ (5,078) for the year ended December 31, 2003 and 2004, respectively.

(2)  In these fiscal years the earnings are inadequate to cover fixed charges.